                                                           Exhibit No. EX-99.d.2

                          Academy Asset Management, LLC
                         Mellon Bank Center, Suite 3930
                               1735 Market Street
                             Philadelphia, PA 19103

December 4, 2007

Board of Trustees, Academy Funds Trust
Mellon Bank Center, Suite 3930
1735 Market Street
Philadelphia, PA 19103

     Re:  Expense Limitations

Gentlemen:

     By our execution of this letter agreement (the  "Agreement"),  intending to be legally bound hereby, Academy Asset Management,  LLC (the "Advisor"),  agrees that in order to improve the performance of the Academy Core Equity Fund and the
Academy Select Opportunities Fund (each a "Fund" and collectively, the "Funds"), both series of the Academy  Funds Trust,  the Advisor  shall,  from December 31,
2007  through  December  31,  2008,  waive  all or a portion  of its  investment advisory fees (excluding any taxes, interest,  brokerage fees, certain insurance costs and extraordinary  expenses) in an aggregate amount equal to the amount by which the Fund's  total  operating  expenses  (excluding  any  taxes,  interest, brokerage fees, certain insurance costs and extraordinary  expenses) exceeds the amounts indicated below:

Fund                                                Expense Limitation
Academy Core Equity Fund                                  2.00%
Academy Select Opportunities Fund                         2.00%

     The Trust, on behalf of the Funds,  agrees to repay the Advisor the Expense
Limitation  Amount  for a Fund in later  periods;  provided,  however,  that the repayment shall be payable only to the extent that it (1) can be made during the three years  following  the time at which the Advisor  waived fees or reimbursed expenses for a Fund under this agreement,  and (2) can be repaid without causing the total annual operating expenses  (excluding taxes,  interest,  extraordinary expenses,  such as civil or regulatory  litigation,  and  portfolio  transaction expenses) of the Fund to exceed any  applicable  expense  limitation  that is in place for the Fund at the time of the reimbursement. The Trust agrees to furnish or  otherwise  make  available  to the  Advisor  such  copies  of its  financial statements,  reports, and other information relating to its business and affairs as the  Advisor  may,  at any time or from time to time,  reasonably  request in connection with this agreement.

                                            Academy Asset Management, LLC

                                            By:   /s/ David Jacovini
                                                  Name: David Jacovini
                                                  Title: Chief Executive Officer

Your signature below acknowledges
acceptance of this Agreement:

Academy Funds Trust

By:   /s/ David Jacovini
      Name: David Jacovini
      Title: President
      Date: December 4, 2007